UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2018 (May 24, 2018)

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2018, QuickLogic Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Craig-Hallum Capital Group LLC (the “Representative”) as representative of the several underwriters set forth on Schedule I to the Underwriting Agreement (together with the Representative, the “Underwriters”) relating to an underwritten public offering (the “Offering”) of (i) an aggregate of 13,513,510 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 5,405,404 shares of Common Stock. Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters have agreed to purchase and the Company has agreed to sell the Shares and Warrants, at a combined public offering price of $1.15 per Share and corresponding Warrant, less the combined Underwriters’ discount of $0.0805 per Share and corresponding Warrant. The Offering closed on May 29, 2018 (the “Closing”). The net proceeds to the Company from the Offering after deducting the underwriting discounts and commissions and estimated offering expenses after the Closing are expected to be approximately $14.0 million, assuming no exercise of the Warrants.

The Warrants may be exercised at an exercise price of $1.38 per share, subject to certain adjustments, at any time and from time to time beginning on May 29, 2018 and through, but not after, 5:30 p.m., New York City time, on May 29, 2023.

The Company has entered into a letter agreement (the “Side Letter”) with an investor in the Offering stipulating that the exercise of its Warrant may be limited in certain circumstances if, after giving effect to such exercise, the investor or any of its affiliates would beneficially own (as calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) more than 4.99% (which threshold may be decreased or increased, but not above 9.99%, at the election of the investor upon 61 days’ prior written notice to the Company) of the outstanding Common Stock immediately after giving effect to the exercise.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3, as amended (Registration Statement No. 333-215030), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented by a preliminary prospectus supplement, dated May 23, 2018, and a final prospectus supplement, dated May 24, 2018, filed with the SEC. The opinion of Jones Day regarding the validity of the securities sold in the Offering is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Copies of the Underwriting Agreement, the form of Warrant and the form of Side Letter are attached as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement, the Warrants and the Side Letter do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 8.01	Other Events.

On May 23, 2018, the Company issued a press release announcing the launch of the Offering, and on May 24, 2018, the Company issued a separate press release announcing the pricing of the Offering. Copies of each press release are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 24, 2018 between QuickLogic Corporation and Craig-Hallum Capital Group LLC, as representative of the several underwriters named therein

4.1	Form of Warrant

4.2	Form of Side Letter

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1)

99.1	Press Release of QuickLogic Corporation, dated May 23, 2018

99.2	Press Release of QuickLogic Corporation, dated May 24, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2018	QuickLogic Corporation

/s/ Suping Cheung
Suping (Sue) Cheung Vice President, Finance and Chief Financial Officer